Exhibit (p)(2)

FS FUND ADVISOR, LLC

CODE OF BUSINESS CONDUCT AND ETHICS

December 2018

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Table of Contents

(continued)

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Exhibits
Code Acknowledgment Form	A-1
Pre-Clearance Form	B-1
Initial Holdings Report	C-1
Quarterly Transaction Report	D-1
Annual Holdings Report	E-1

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INTRODUCTION

Ethics are important to FS Fund Advisor, LLC (the “Adviser”, “our”, “us”, or “we”) and to its management. The Adviser is committed to the highest ethical standards and to conducting its business with the highest level of integrity.

All officers, principals and employees of Adviser are responsible for maintaining this level of integrity and for complying with the policies contained in this Code of Business Conduct and Ethics (this “Code”). If you have a question or concern about what is proper conduct for you or anyone else, please raise these concerns with Adviser’s Chief Compliance Officer or any member of Adviser’s management, or follow the procedures outlined in applicable sections of this Code.

Adviser is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Adviser acts as the investment adviser to FS Multi-Strategy Alternatives Fund (the “Fund”), an investment company (“mutual fund”) that is registered under the Investment Company Act of 1940, as amended (the “1940 Act”). In addition to the Fund, the Firm serves as the investment advisor to FS Managed Futures Fund, FS Global Macro Fund, FS Real Asset Fund, FS Long/Short Equity Fund, FS Market Neutral Fund, and FS Event Driven Funds together as a series of the FS Series Trust (the “Liquid Alts Funds”), which are non-diversified, open-end management investment companies (“open-end funds”) that are registered under the Investment Company Act of 1940, as amended (the “Company Act”). Adviser may, subject to any limitations described in the investment advisory and administrative services agreement between the Adviser the Fund and the Liquid Alts Funds, advise other mutual funds or investment companies, business development companies, private investment funds, institutional investors or other persons or entities (collectively with the Fund and the Liquid Alts Funds, “Clients”).

This Code has been adopted by Adviser and approved by the Board of Trustees of the Fund and the Liquid Alts Funds in accordance with Rule 17j-l(c) under the 1940 Act, Rule 204A-1 under the Advisers Act, and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute. Rule 17j-l of the 1940 Act generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by mutual funds if effected by access persons of such companies. Rule 204A-1 of the Advisers Act requires that all Adviser personnel comply with all applicable federal securities laws.

PURPOSE OF THIS CODE

This Code is intended to:

•	help you recognize ethical issues and take the appropriate steps to resolve these issues;

•	deter ethical violations to avoid any abuse of a position of trust and responsibility;

•	maintain the confidentiality of our business activities;

•	assist you in complying with applicable securities laws;

•	assist you in reporting any unethical or illegal conduct; and

•	reaffirm and promote our commitment to a corporate culture that values honesty, integrity and accountability.

Further, it is the policy of Adviser that no affiliated person of our organization shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by any Client of Adviser:

•	employ any device, scheme or artifice to defraud us or such Client;

•	make any untrue statement of a material fact or omit to state to us a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon us or any Client; or

•	engage in any manipulative practices with respect to our business activities.

All officers, principals and employees of Adviser, as a condition of employment or continued employment or affiliation with Adviser, will acknowledge annually, in writing, that they have received a copy of this Code, read it, and understand that this Code contains our expectations regarding their conduct.

PRINCIPLES OF BUSINESS CONDUCT

All officers, principals and employees of Adviser will be subject to the following guidelines covering business conduct, except as noted below:

Conflicts of Interest

You must avoid any conflict, or the appearance of a conflict, between your personal interests, our interests and the interests of our Clients. A conflict exists when your personal interests in any way interfere with our interests or the interests of our Clients, or when you take any action or have any interests that may make it difficult for you to perform your job objectively and effectively. For example, a conflict of interest probably exists if:

•	you cause us or any of our Clients to enter into business relationships with you or a member of your family, or invest in companies affiliated with you or a member of your family;

•	you use any non-public information about us or any of our Clients for your personal gain, or the gain of a member of your family; or

•	you use or communicate confidential information obtained in the course of your work for your or another’s personal benefit.

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Corporate Opportunities

Each of us has a duty to advance the legitimate interests of Adviser and our Clients when the opportunity to do so presents itself. Therefore, you may not:

•	take for yourself personally opportunities, including investment opportunities, discovered through the use of your position with us or any of our Clients, or through the use of either’s property or information;

•	use our or any of our Clients’ property, information, or position for your personal gain or the gain of a family member; or

•	compete, or prepare to compete, with us or any of our Clients. Confidentiality

You must not disclose confidential information regarding us, any of our Clients, or either of our or their affiliates, lenders or other business partners, unless such disclosure is authorized or required by law. Confidential information includes all non-public information that might be harmful to, or useful to the competitors of, Adviser, our Clients, or any of our or their affiliates, lenders or other business partners. This obligation will continue until the information becomes publicly available, even after you leave Adviser.

Notwithstanding the foregoing, nothing set forth in this Confidentiality section is intended to prohibit any employee from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the U.S. Department of Justice, the SEC, the Equal Employment Opportunity Commission, the U.S. Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 12F-17 promulgated under the Exchange Act (as defined below). Employees are entitled to make reports and disclosure or otherwise take action pursuant to this paragraph without prior authorization from or subsequent notification to Adviser and may do so with the express understanding that Adviser shall not engage in or tolerate retaliation of any kind. Employees are entitled to make reports and disclosures or otherwise take action pursuant to this paragraph without fear of retaliation of any kind by Adviser.

Fair Dealing

You must endeavor to deal fairly with our Clients and business partners, and any other companies or individuals with whom we or our Clients do business or come into contact, including fellow employees and our competitors. You must not take unfair advantage of these or other parties by means of:

•	manipulation;

•	concealment;

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•	abuse of privileged information;

•	misrepresentation of material facts; or

•	any other unfair-dealing practice.

Protection and Proper Use of Assets

Our assets and those of our Clients are to be used only for legitimate business purposes. You should protect our assets and those of our Clients and ensure that they are used efficiently.

Incidental personal use of telephones, cell phones, fax machines, copy machines, digital scanners, personal computers or tablets and similar equipment is generally allowed if there is no significant added cost to us, it does not interfere with your work duties, and is not related to an illegal activity or to any outside business.

Compliance with Applicable Laws, Rules, Regulations and Agreements

Each of us has a duty to comply with all laws, rules and regulations that apply to our business. Please talk to our Chief Compliance Officer if you have any questions about how to comply with the above regulations and other laws, rules and regulations.

In addition, we expect you to comply with all of our policies and procedures that apply to you. We may modify or update our policies and procedures in the future and may adopt new policies and procedures from time to time. You are also expected to observe the terms of the Franklin Square Holdings, L.P. Code of Business Conduct and Ethics and any confidentiality agreement, employment agreement or other similar agreement that applies to you.

Equal Opportunity; Harassment

We are committed to providing equal opportunity in all of our employment practices including selection, hiring, promotion, transfer, and compensation of all qualified applicants and employees without regard to race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status or any other status protected by law. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, violence, intimidation, and discrimination of any kind involving race, color, sex or gender, sexual orientation, religion, age, national origin, handicap, disability, citizenship status, marital status, or any other status protected by law.

Gifts

Gifts can appear to compromise the integrity and honesty of our personnel. On the other hand, business colleagues often wish to provide small gifts to others as a way of demonstrating appreciation or interest. We have attempted to balance these considerations in the policy which follows.

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No officers, principals or employees of Adviser shall accept a gift or other thing of more than de minimis value ($100 or less) from any person or entity that does business with, or is soliciting business from, Adviser or its Clients. Gifts exceeding that amount per person must be returned and the gift, its approximate value and its disposition reported to the Chief Compliance Officer. Such persons may accept gifts in the form of customary business entertainment (meals, tickets to sporting or other entertainment events) so long as the giver will be present at the entertainment. Gifts to the firm as a whole or to an entire department (for example, accounting, analysts, etc.) may exceed the $100 limitation, but such gifts must be approved by the Chief Compliance Officer.

Standards for giving gifts are identical to those governing the acceptance of gifts (that is they should be restricted to items worth $100 or less). On the whole, good taste and judgment must be exercised in both the receipt and giving of gifts. Every person subject to this Code must avoid gifts or entertainment that would compromise Adviser’s or its Clients’ standing or reputation. If you are offered or receive any gift which is either prohibited or questionable, you must inform the Chief Compliance Officer immediately.

All gifts (whether given or received) shall be reflected in the gift log using the online compliance portal on FS Inside and must contain a basic description of the gift, a good faith estimate of the value of the gift, and a description of its disposition (i.e., accepted, rejected, returned to sender, etc.).

Solicitation of gifts is strictly prohibited.

The direct or indirect giving of, offering to give or promising to give, money or anything of value to a foreign official, a foreign political party or party official, or any candidate for foreign political office in order to corruptly obtain or retain a business benefit, is generally prohibited and is subject to additional requirements and limitations. If you intend to give, offer or promise such a gift, you must inform the Chief Compliance Officer immediately.

Accuracy of Adviser Records

We require honest and accurate recording and reporting of information in order to make responsible business decisions. This requirement includes such data as quality, safety, and personnel records, as well as financial records.

All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to our system of internal controls.

Retaining Business Communications

The law requires us to maintain certain types of corporate records, usually for specified periods of time. Failure to retain those records for those minimum periods could subject us to penalties and fines, cause the loss of rights, obstruct justice, place us in contempt of court, or seriously disadvantage us in litigation.

From time to time we establish retention or destruction policies in order to ensure legal compliance. We expect you to fully comply with any published records retention or destruction policies, provided that you should note the following exception: If you believe, or we inform you, that our records are relevant to any litigation or governmental action, or any potential litigation or action, then you must preserve those records until we determine the records are no longer needed. This exception supersedes any previously or subsequently established destruction policies for those records. If you believe that this exception may apply or have any questions regarding the possible applicability of this exception, please contact our Chief Compliance Officer.

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Outside Employment

Without the written consent of the Chief Executive Officer of Adviser, no officer, principal or employee of Adviser is permitted to:

•	be engaged in any other financial services business for profit;

•	be employed or compensated by any other business for work performed; or

•	have a significant (more than 5% equity) interest in any other financial services business including, but not limited to, banks, brokerages, investment advisers, insurance companies or any other similar business.

Requests for outside employment waivers should be made in writing to the Chief Executive Officer with a copy to the Chief Compliance Officer.

Service as a Director

No officer, principal or employee of Adviser shall serve as a director (or member of a similar governing body) or officer of any organization, other than a charitable organization, without prior written authorization from the Chief Compliance Officer. Any request to serve on the Board of such an organization must include the name of the entity and its business, the names of the other Board members, and a general reason for the request. The Chief Compliance Officer shall consult with the Chief Executive Officer in connection with such request. Such requests must be submitted through the online compliance portal on FS Inside.

Political Contributions

Persons associated with Adviser or any of its affiliated organizations, including the Fund and the Liquid Alts Funds, may, subject to Franklin Square Holdings, L.P.’s Political Contributions and Pay-to-Play Political Activity Policy, contribute cash, gifts or anything of value to: (i) political action committees; (ii) political parties; or (iii) elected officials or candidates. However, any such contribution must be pre-approved by the Chief Executive Officer or Chief Compliance Officer, or their designee. Persons associated with the Adviser or the Fund and the Liquid Alts Funds will be required to disclose any political contributions made no less frequently than annually. In addition, designated persons may not solicit from others, or coordinate, contributions to elected officials or candidates or payments to political parties without pre-approval by the Chief Executive Officer or Chief Compliance Officer, or their designee.

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Media Relations

We must speak with a unified voice in all dealings with the press and other media. As a result, our Chief Executive Officer, or his or her designee, is the sole contact for media seeking information about Adviser. Any requests from the media must be referred to our Chief Executive Officer, or his designee.

Intellectual Property Information

Information generated in our business is a valuable asset. Protecting this information plays an important role in our growth and ability to compete. Such information includes: business and research plans; objectives and strategies; trade secrets; unpublished financial information; salary and benefits data; and lender and other business partner lists. Officers, principals and employees of Adviser who have access to our intellectual property information and that of our Clients are obligated to safeguard it from unauthorized access and:

•	not disclose this information to persons outside of Adviser;

•	not use this information for personal benefit or the benefit of persons outside of Adviser; and

•	not share this information with other officers, principals and employees of Adviser except on a legitimate “need to know” basis.

Internet and E-Mail Policy

We provide an e-mail system and Internet access to certain of our employees to help them do their work. You may use the e-mail system and the Internet only for legitimate business purposes in the course of your duties. Incidental and occasional personal use is permitted, but never for personal gain or any improper or illegal use. Further, you are permitted to post information on public forums, such as blogs or social networking sites (e.g., LinkedIn®) outside of work, but you should consider how the use of social media can reflect upon us. LinkedIn® postings should be limited to your title and general role within the Adviser. You may not, however, indicate that you work for us in a public forum if other information posted on that site could cause harm to our reputation. Moreover, information about us (or any interaction with another person) that is posted in a public forum might be construed by the SEC or its staff as an advertisement that is subject to strict regulations. Consequently, you are prohibited from posting information about us or your specific activities within the Adviser (other than your title and general role within the Adviser) in any public forum without the explicit pre-approval of the management team and the Chief Compliance Officer (or his or her designee). You must also consult with the management team and the Chief Compliance Officer (or his or her designee) prior to posting any information in any public forum, where you could be viewed as acting in your capacity as an associated person of the Adviser. You are prohibited from sharing proprietary information about our operations or investment decisions, or posting any non-public information, in any public forum. You are required to comply, at all relevant times, with the Acceptable Use Policy adopted by Franklin Square Holdings, L.P. and applicable to the Adviser.

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Reporting Violations and Complaint Handling

You are responsible for compliance with the rules, standards and principles described in this Code. In addition, you should be alert to possible violations of this Code by Adviser’s officers, principals and employees, and you are expected to report any violation promptly. Normally, reports should be made to your immediate supervisor. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact our Chief Compliance Officer who will investigate and report the matter to our Chief Executive Officer and the governing body of any affected Client, as the circumstance dictates. You will also be expected to cooperate in any investigation of a violation.

Anyone who has a concern about our conduct, the conduct of an officer, principal or employee of Adviser or our accounting, internal accounting controls or auditing matters, may communicate that concern to our Chief Compliance Officer. All reported concerns relating to or affecting a Client shall be promptly forwarded to the applicable governing body of such Client by our Chief Compliance Officer and will be simultaneously addressed by our Chief Compliance Officer in the same way that other concerns are addressed by us. The status of all outstanding concerns forwarded to any Clients will be reported on a quarterly basis by our Chief Compliance Officer.

All reports will be investigated and whenever possible, requests for confidentiality shall be honored. Although anonymous reports will be accepted, please understand that anonymity may hinder or impede the investigation of a report. All cases of questionable activity or improper actions will be reviewed for appropriate action, discipline or corrective actions. Whenever possible, we will keep confidential the identity of employees, officers or principals who are accused of violations, unless or until it has been determined that a violation has occurred.

There will be no reprisal, retaliation or adverse action taken against any officer, principal or employee who, in good faith, reports or assists in the investigation of, a violation or suspected violation, or who makes an inquiry about the appropriateness of an anticipated or actual course of action.

For reporting concerns about Adviser’s conduct, the conduct of an officer, principal or employee of Adviser, or about Adviser’s accounting, internal accounting controls or auditing matters, you may contact Adviser at the address set forth below:

ADDRESS:	FS Fund Advisor, LLC

201 Rouse Boulevard

Philadelphia, PA 19112

In the case of a confidential, anonymous submission, employees should set forth their concerns in writing and forward them in a sealed envelope to the Chief Compliance Officer, such envelope to be labeled with a legend such as: “To be opened by the Chief Compliance Officer only.”

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CODE OF ETHICS

The persons specified in the following discussion will be subject to the provisions of this Code of Ethics (this “Code of Ethics”).

Scope of this Code of Ethics

In order to prevent Adviser’s Access Persons, as defined below, from engaging in any of these prohibited acts, practices or courses of business, Adviser has adopted this Code of Ethics which has been approved by the Board of Trustees of the Fund and the Liquid Alts Funds.

Definitions

Access Person. “Access Person” means all officers, principals and employees of Adviser and any of Adviser’s Supervised Persons (as defined below) who have access to non-public information regarding any Client’s purchase or sale of a Covered Security (as defined below), or non-public information regarding the portfolio holdings of any Client, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are non-public.

Automatic Investment Plan. “Automatic Investment Plan” refers to any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) under the Exchange Act provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

Blackout Period. “Blackout Period” shall mean that timeframe in which Adviser or an Access Person is not permitted to purchase or sell the securities of the Funds. The Blackout Period is in effect at all times of any calendar year, except during the Window Period (as defined below). Notwithstanding this prohibition, an Access Person may purchase securities of the Fund and the Liquid Alts Funds during a Blackout Period, if such transactions are made pursuant to a pre-existing written plan, contract, instruction or arrangement under Rule 10b5-1 (“Approved 10b5-1 Plan”) as that term is defined in the Statement on the Prohibition of Insider Trading, attached as Appendix G.

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Control. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds); however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities”.

Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rules 504, 505 or 506 under the Securities Act.

Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

Restricted List. The Restricted List identifies those securities which Adviser or its Access Persons may not trade due to some restriction under the securities laws whereby Adviser or its Access Persons may be deemed to possess material non-public information about the issuer of such securities.

Supervised Person. A “Supervised Person” means any partner, principal, officer, director (or other person occupying a similar status or performing similar functions), or employee of any entity that provides investment advice on behalf of Adviser and is subject to the supervision and control of Adviser.

Window Period. “Window Period” shall mean that timeframe in which an Access Person is permitted to purchase or sell securities of the Fund and the Liquid Alts Funds. Because the Fund and the Liquid Alts Funds are open-end funds that permits daily purchases and redemptions, the Window Period is expected to remain open at all times, unless it is specifically closed for a finite period of time because of an issue or event that is considered to be material non-public information.

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Standards of Conduct

1.            No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is not in the best interests of Adviser or its Clients; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with Adviser, or any of its affiliates or Clients, in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to Adviser and its Clients.

2.            Any Access Person recommending or authorizing the purchase or sale of a Covered Security by any Client of Adviser shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

3.            No Access Person shall dispense any information concerning securities holdings or securities transactions of any of Adviser’s Clients to anyone outside Adviser without obtaining prior written approval from our Chief Compliance Officer, or such person or persons as our Chief Compliance Officer may designate to act on his or her behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

•	when there is a public report containing the same information;

•	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between Adviser and its Clients; or

•	in the ordinary course of his or her duties on behalf of Adviser.

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4.            Adviser owes its Clients a duty of undivided loyalty. As an investment adviser, Adviser has a fiduciary responsibility to its Clients. Clients’ interests must always be placed first. Thus, Adviser personnel must conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any transaction for a Client or otherwise takes unfair advantage of a Client relationship. All personal securities transactions should be conducted consistent with this Code of Ethics and in such manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within Adviser. All Adviser personnel must adhere to these fundamental principles, as well as comply with the specific provisions set forth herein.

Prohibited Transactions

1.            General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security (including any security issued by the issuer of such Covered Security) in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale that such Covered Security is being considered for purchase or sale by a Client of Adviser, or is held in the portfolio of a Client of Adviser, unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

•	An Access Person who becomes aware that any Client of Adviser is considering the purchase or sale of any Covered Security must immediately notify our Chief Compliance Officer of any interest that such Access Person may have in any outstanding Covered Security (including any security issued by the issuer of such Covered Security).

•	An Access Person shall similarly notify our Chief Compliance Officer of any other interest or connection that such Access Person might have in or with such issuer.

•	Once an Access Person becomes aware that any Client of Adviser is considering the purchase or sale of a Covered Security in its portfolio, such Access Person may not engage in any transaction in such Covered Security (including any security issued by the issuer of such Covered Security).

•	The foregoing notifications or permission may be provided verbally but should be confirmed in writing as soon and with as much detail as possible.

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2.            Securities Appearing on the Portfolio and Pipeline Reports and Restricted List. The holdings of Adviser’s Clients are detailed in the Portfolio Report that will be updated and distributed daily to all Access Persons. Access Persons will also receive, as frequently as necessary, the names of those entities that are being considered for investment by any of Adviser’s Clients in the Pipeline Report. Access Persons are required to review these reports and the Restricted List prior to engaging in any securities transactions.

3.            Initial Public Offerings and Limited Offerings. Access Persons of Adviser must obtain approval from our Chief Compliance Officer before, directly or indirectly, acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

4.            Securities Under Review. No Access Persons shall execute a securities transaction in any security issued by an entity that any of Adviser’s Clients own or are considering for purchase or sale unless such Access Person shall have obtained prior written approval for such purpose from our Chief Compliance Officer.

5.            Trading in the Fund’s Securities. No Access Person may purchase or sell (tender) the securities during a Blackout Period, unless the purchase or sale is made pursuant to an Approved 10b5-1 Plan as that term is defined in the Statement on the Prohibition of Insider Trader (see Appendix G). All other purchases and sales of the securities can only occur during an open Window Period. All purchases and sales of the securities during an open Window Period must be pre-cleared by the Chief Compliance Officer, using the online compliance portal on FS Inside.

6.            Adviser Acquisition of Shares in Companies that Access Persons Hold Through Limited Offerings. Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment to our Chief Compliance Officer when they are involved in Adviser’s subsequent consideration of an investment in the issuer on behalf of any Client, and Adviser’s decision or recommendation to purchase such securities on behalf of any Client must be independently reviewed by Access Persons with no personal interest in that issuer.

Management of the Restricted List

Our Chief Compliance Officer will manage placing and removing names from the Restricted List. Should an Access Person learn of material non-public information concerning the issuer of any security, that information must be provided to our Chief Compliance Officer so that the issuer can be included on the Restricted List. The Chief Compliance Officer will note the nature of the information learned, the time the information was learned and the other persons in possession of this information. The Chief Compliance Officer will maintain this information in a log. Upon the receipt of such information, our Chief Compliance Officer will revise and circulate the Restricted List to all Access Persons.

Any sub-advisers to Adviser, or affiliated investment advisers, will be directed to advise Adviser when they have obtained information that causes them to be restricted from trading in the securities of any of the names appearing on the Pipeline and Portfolio Reports (as discussed above). This information will be provided to our Chief Compliance Officer who will add the name(s) to the Restricted List and electronically make available the revised list to Access Persons. Sub-advisers, or affiliated investment advisers, will also be required to notify Adviser’s Chief Compliance Officer if they are restricted from trading in the securities of any of the issuers discussed with Adviser for possible inclusion in the portfolio of any of Adviser’s Clients.

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The contents of the Restricted List are highly confidential and must not be disclosed to any person or entity outside of Adviser absent approval of our Chief Compliance Officer or the Chief Executive Officer.

Procedures to Implement this Code of Ethics

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code of Ethics, and to assist Adviser in preventing, detecting and imposing sanctions for violations of this Code of Ethics. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to our Chief Compliance Officer.

All Access Persons are subject to the reporting requirements set forth in the next section, except as follows:

•	with respect to transactions effected for, and Covered Securities (including any security issued by the issuer of such Covered Security) held in, any account over which the Access Person has no direct or indirect influence or control; and

•	those transactions effected pursuant to an Automatic Investment Plan. Reporting Requirements

Adviser shall appoint a Chief Compliance Officer who shall furnish each officer, principal and employee with a copy of this Code of Ethics along with the other sections of this Code, and any amendments, upon commencement of employment by or affiliation with Adviser and annually thereafter.

Each officer, principal and employee is required to certify, through a written acknowledgment, within 10 days of commencement of employment by or affiliation with Adviser, that he or she has received, read and understands all aspects of this Code and recognizes that he or she is subject to the provisions and principles detailed herein. In addition, our Chief Compliance Officer shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, and annual holdings reports, as described below.

Pre-Clearance Reports

Access Persons of the Adviser must obtain approval from our Chief Compliance Officer prior to entering into a transaction in the Fund and the Liquid Alts Funds securities, unless such purchase or sale is made pursuant to an Approved 10b5-1 Plan, as that term is defined in the Statement on the Prohibition of Insider Trading (attached as Appendix G, hereto), in a Limited Offering or an Initial Public Offering. Pre-clearance of trades in securities issued by companies whose names appear on the Pipeline and Portfolio Reports is also required of Access Persons. Pre-clearance responses should be submitted using the Adviser’s online compliance portal that can be accessed via FS Inside, the intranet website provided and maintained by the sponsor, Franklin Square Capital Partners. The pre-clearance request shall include the name of the Access Person, the date, the name of the broker who will execute the transaction, the name of the security, quantity, whether the transaction is a purchase or sale, total anticipated dollar value and any pertinent instructions, i.e., GTC, limit, etc. In determining whether to approve the transaction, the Chief Compliance Officer will consider whether the opportunity to purchase or sell such securities should be first offered to eligible Clients, or whether an Access Person is being offered the opportunity because of his or her position with the Adviser. The Chief Compliance Officer will document approval or disapproval of each such request.

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Initial Holdings Reports

Each Access Person must, no later than 10 days after the person becomes an Access Person, submit to our Chief Compliance Officer or other designated person a report of the Access Person’s current securities holdings. The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The report must include the following:

•	the title and type of the security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares held for each security, and the principal amount;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person submits the report.

An example of the type of information that is required to be included on Initial Holdings Reports is provided in Appendix C.

Quarterly Transaction Reports

Each Access Person must, no later than 30 days after the end of each calendar quarter, confirm to our Chief Compliance Officer or other designated person all of the Access Person’s transactions involving a Covered Security (including any security issued by the issuer of such Covered Security) in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, during the calendar quarter most recently ending. The Access Person must confirm quarterly the following information:

•	the date of the transaction;

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

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•	the price of the security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction

•	was effected; and

•	the date the Access Person confirms such transaction.

With respect to any account established by an Access Person during the reporting quarter in which any Covered Securities were held for the direct or indirect benefit of the Access Person, the Access Person must report (a) the name of the broker, dealer or bank with whom the Access Person established the account, (b) the date the account was established, and (c) the date the information is submitted.

An example of the type of information required to be confirmed on a quarterly basis is provided in Appendix D.

Annual Holdings Reports

Each Access Person must confirm to our Chief Compliance Officer or other designated person an annual holdings report reflecting holdings as of a date no more than 45 days before the confirmation is submitted. The Annual Holdings Report must be confirmed at least once every 12 months, on a date to be designated by Adviser. Our Chief Compliance Officer will notify every Access Person of the date. Each report must include:

•	the title and, as applicable, the exchange ticker symbol or CUSIP number, of each reportable security involved, the interest rate and maturity date of each reportable security involved, the number of shares of each reportable security involved, and the principal amount of each reportable security involved;

•	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

•	the date the Access Person confirms submits the report.

An example of the type of information required to be confirmed annually is provided in Appendix E.

Annual Certification of Compliance

All Access Persons must annually certify, through a written acknowledgment, to the Chief Compliance Officer that: (1) they have read, understood and agree to abide by this Code of Ethics; (2) they have complied with all applicable requirements of this Code of Ethics; and (3) they have reported all transactions and holdings that they are required to report under this Code of Ethics.

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The Annual Certification of Compliance is submitted using the Adviser’s online compliance portal, accessible via FS Inside.

ADMINISTRATION OF THIS CODE

Our Chief Compliance Officer has overall responsibility for administering this Code and reporting on the administration of and compliance with this Code and related matters to our Chief Executive Officer and the applicable governing bodies of our Clients.

Our Chief Compliance Officer shall review all reports to determine whether any transactions recorded therein constitute violations of this Code. Before making any determination that a violation has been committed by a person subject to this Code, such person shall be given an opportunity to supply additional explanatory material. Our Chief Compliance Officer shall maintain copies of the reports as required under the Advisers Act.

No less frequently than annually, our Chief Compliance Officer must furnish to our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, and our Chief Executive Officer and the applicable governing bodies of our Clients, as necessary, must consider, a written report that describes any issues arising under this Code or its procedures since the last report, including, but not limited to, information about material violations of this Code or its procedures and any sanctions imposed in response to material violations. This report should also certify that Adviser has adopted procedures reasonably designed to prevent persons subject to this Code from violating this Code.

SANCTIONS FOR CODE VIOLATIONS

All violations of this Code will result in appropriate corrective action, up to and including dismissal. If the violation involves potentially criminal activity, the individual or individuals in question will be reported, as warranted, to the appropriate authorities.

APPLICATION/WAIVERS

All of the officers, principals and employees of Adviser are subject to this Code.

Insofar as other policies or procedures of Adviser govern or purport to govern the behavior or activities of all persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

RECORDS

Adviser shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the SEC:

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1.            A copy of this Code and any other code of ethics of Adviser that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

2.            A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.            A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

4.            A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

5.            A copy of each report made to our Chief Executive Officer and the applicable governing bodies of our Clients shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

6.            A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of Beneficial Ownership in any securities in an Initial Public Offering or a Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

REVISIONS AND AMENDMENTS

This Code may be revised, changed or amended at any time with the approval of the Adviser. Following any material revisions or updates, an updated version of this Code will be distributed to you, and will supersede the prior version of this Code effective upon distribution. We may ask you to sign an acknowledgement confirming that you have read and understood any revised version of this Code, and that you agree to comply with the provisions thereof.

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EXHIBIT A

FS Fund Advisor, LLC (the “Adviser”)

Acknowledgment Regarding

Code of Business Conduct and Ethics

This acknowledgment is to be signed and returned to our Chief Compliance Officer and will be retained as part of your permanent personnel file.

I have received a copy of the Adviser’s Code of Business Conduct and Ethics (the “Code”), read it, and understand that the Code contains the expectations of the Adviser regarding employee conduct, ethical behavior and the prohibition of trading on insider information. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Chief Compliance Officer or other such designated officer, any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

Name (Printed)

Signature

Date

The failure to read and/or sign this acknowledgment in no way relieves you of your responsibility to comply with the Adviser’s Code of Business Conduct and Ethics.

A-1

EXHIBIT B

FS Fund Advisor, LLC (the “Adviser”)

PRE-CLEARANCE FORM

Use this form to request pre-clearance of a transaction to purchase a Limited Offering, Initial Public Offering or to purchase or sell a security issued by an issuer appearing on the Portfolio or Pipeline Reports. Please submit this form, together with a copy of the Limited Offering documentation to the Chief Compliance Officer at least five (5) business days before the planned investment.

Employee Name:	Date:

Name of Broker Executing Transaction:

Issuer/Security Name:

Terms of Transaction (purchase or sale, price, quantity, purchaser – individual, joint, entity, etc.):

Proposed Transaction Date:

How did you learn about this opportunity? Related to a Portfolio or Pipeline security?

Approved:	Date:

Not Approved:	Date:

Comments:

B-1

EXHIBIT C

FS Fund Advisor, LLC (the “Adviser”) INITIAL HOLDINGS REPORT

As of ________________________

To:          Chief Compliance Officer

A.           Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Adviser’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.           Brokerage Accounts. I, or a Beneficial Owner, have established the following accounts in which securities are held for my direct or indirect benefit:

Name of Broker, Dealer or Bank

1.

2.

3.

Date:	Signature:

Print Name:

C-1

EXHIBIT D

FS Fund Advisor, LLC (the “Adviser”)

QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended:___________

To:	Chief Compliance Officer

A.           Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Adviser’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.           New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank          Date Account Was Established

C.           Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date:	Signature:

Print Name:

D-1

EXHIBIT E

FS Fund Advisor, LLC (the “Adviser”)

ANNUAL HOLDINGS REPORT

As of December 31, 20__

To:	Chief Compliance Officer

As of December 31, 20__, I had direct or beneficial ownership interest in the securities listed below which are required to be reported pursuant to Rule 204A-1 under the Investment Advisers Act of 1940:

A.           Securities Holdings. I have listed below (or attached hereto a listing) all of my Securities Holdings held by me or Beneficial Owners as defined in the Adviser’s Code of Business Conduct and Ethics:

Title of Security	Ticker Symbol/ CUSIP Number	Interest Rate and Maturity Date (If Applicable)	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

B.            Brokerage Accounts. As of December 31, 20__, I or a Beneficial Owner maintained accounts with brokers, dealers, and banks listed below in which securities were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank Date Account was Established *

1.

2.

3.

This report (i) excludes securities and accounts over which I had no direct or indirect influence or control;(ii) excludes securities not required to be reported (for example, direct obligations of the U.S. Government, shares of registered investment companies etc.); and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities accounts listed above.

Date:	Signature:

Print Name:

*Note: If account was established before 20__, you can state that it was established before 20__.

E-1